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                                                                    EXHIBIT 99.2


                                                                        KS DRAFT
                                                                   JUNE 14, 2005

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              JQH ACQUISITION LLC,

                             JQH MERGER CORPORATION

                                       and

                          JOHN Q. HAMMONS HOTELS, INC.

                            Dated as of June 14, 2005

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                                TABLE OF CONTENTS

Section 1.  Definitions..........................................................................    1

Section 2.  The Merger...........................................................................   12
            2.1      General.....................................................................   12
            2.2      Certificate of Incorporation................................................   13
            2.3      By-Laws.....................................................................   13
            2.4      Directors and Officers......................................................   13
            2.5      Effect on Company Capital Stock.............................................   13
            2.6      Company Stock Options.......................................................   15
            2.7      Adjustment of the Merger Consideration......................................   15
            2.8      Exchange Procedures; Stock Transfer Books...................................   15
            2.9      Further Assurances..........................................................   17

Section 3.  Representations and Warranties of the Company........................................   17
            3.1      Organization and Good Standing..............................................   17
            3.2      Authority; No Conflict......................................................   18
            3.3      Capitalization..............................................................   19
            3.4      SEC Reports.................................................................   21
            3.5      Financial Statements........................................................   22
            3.6      Property; Sufficiency of Assets.............................................   22
            3.7      Receivables.................................................................   23
            3.8      Equipment; Real Property; Leaseholds........................................   23
            3.9      Intellectual Property.......................................................   25
            3.10     No Undisclosed Liabilities..................................................   26
            3.11     Taxes.......................................................................   26
            3.12     Employee Benefits...........................................................   29
            3.13     Compliance with Legal Requirements; Governmental Authorizations.............   31
            3.14     Environmental Matters.......................................................   31
            3.15     Legal Proceedings...........................................................   33
            3.16     Absence of Certain Changes and Events.......................................   33
            3.17     Contracts; No Defaults......................................................   35
            3.18     Insurance...................................................................   37
            3.19     Labor Matters...............................................................   38
            3.20     Interests of Officers and Directors.........................................   38
            3.21     Rights Plan; State Antitakeover Laws; DGCL..................................   38
            3.22     Certain Payments............................................................   39
            3.23     Opinion of Financial Advisor................................................   39
            3.24     Brokers.....................................................................   39
            3.25     Board Recommendation........................................................   39
            3.26     Proxy Statement and Schedule 13E-3..........................................   39
            3.27     Expense Amount Escrow Agreement.............................................   40

Section 4.  Representations and Warranties of Parent and Merger Sub..............................   40
            4.1      Organization and Good Standing..............................................   40

            4.2      Authority; No Conflict......................................................   40
            4.3      Information Supplied for Proxy Statement and Schedule 13E-3.................   41
            4.4      No Undisclosed Agreements or Arrangements with any Hammons Affiliate........   41
            4.5      Fee Amount Escrow Agreement.................................................   42
            4.6      Financing...................................................................   42
            4.7      Hammons Agreements..........................................................   42

Section 5.  Certain Pre-Closing Covenants........................................................   42
            5.1      Access and Investigation....................................................   42
            5.2      Operation of the Business; Certain Notices; Tax Returns.....................   44
            5.3      No Solicitation.............................................................   48
            5.4      Financing...................................................................   49
            5.5      Company Stock Options.......................................................   50
            5.6      Mailing Notice..............................................................   50
            5.7      Agreements Among Parent, Merger Sub and Hammons Affiliates..................   50

Section 6.  Additional Covenants of the Parties..................................................   50
            6.1      Proxy Statement; Schedule 13E-3.............................................   50
            6.2      Company Stockholders' Meeting...............................................   51
            6.3      Regulatory Approvals; Consents..............................................   52
            6.4      Employee Benefits...........................................................   53
            6.5      Indemnification of Officers and Directors...................................   54
            6.6      Disclosure..................................................................   55
            6.7      Resignation of Officers and Directors.......................................   55
            6.8      Waiver and Release..........................................................   55
            6.9      Expense Reimbursement.......................................................   55
            6.10     Financing...................................................................   55

Section 7.  Conditions Precedent to Obligations of Each Party....................................   56
            7.1      Stockholder Approval........................................................   56
            7.2      HSR Act.....................................................................   56
            7.3      No Restraints...............................................................   56

Section 8.  Conditions Precedent to Obligations of Parent and Merger Sub.........................   56
            8.1      Accuracy of Representations.................................................   56
            8.2      Performance of Covenants....................................................   57
            8.3      No Material Adverse Effect..................................................   57
            8.4      Consents....................................................................   57
            8.5      Agreements and Documents....................................................   57
            8.6      No Litigation...............................................................   57
            8.7      Hammons Transactions........................................................   57
            8.8      Management Agreements.......................................................   57
            8.9      Management Documents........................................................   57
            8.10     Company Stock Options.......................................................   58
            8.11     Real Estate Documents.......................................................   58
            8.12     Expense Amount..............................................................   58

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

Section 9.  Conditions Precedent to Obligation of the Company....................................   58
            9.1      Accuracy of Representations.................................................   58
            9.2      Performance of Covenants....................................................   58
            9.3      Agreements and Documents....................................................   58
            9.4      No Litigation...............................................................   59
            9.5      Fee Amount..................................................................   59

Section 10. Termination..........................................................................   59
            10.1     Termination.................................................................   59
            10.2     Effect of Termination.......................................................   61
            10.3     Expenses; Termination Fees..................................................   62

Section 11. Miscellaneous Provisions.............................................................   64
            11.1     Amendment...................................................................   64
            11.2     Waiver......................................................................   64
            11.3     No Survival.................................................................   65
            11.4     Entire Agreement............................................................   65
            11.5     Execution of Agreement; Counterparts; Electronic Signatures.................   65
            11.6     Governing Law...............................................................   65
            11.7     Jurisdiction; Service of Process............................................   65
            11.8     WAIVER OF JURY TRIAL........................................................   66
            11.9     Schedules...................................................................   66
            11.10    Assignments and Successors..................................................   66
            11.11    No Third Party Rights.......................................................   66
            11.12    Notices.....................................................................   66
            11.13    Cooperation.................................................................   68
            11.14    Legal Representation of the Parties.........................................   68
            11.15    Headings....................................................................   68
            11.16    Remedies; Specific Performance..............................................   68
            11.17    Severability................................................................   69
            11.18    Time of Essence.............................................................   69

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

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 14, 2005, by and among JQH Acquisition LLC, a Delaware limited liability company ("Parent"), JQH Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and John Q. Hammons Hotels, Inc., a Delaware corporation (the "Company").

                                    RECITALS

      Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

      The respective boards of directors of Parent, Merger Sub and the Company have declared the advisability of and approved this Agreement and approved the Merger.

      The board of directors of the Company (the "Board"), based on the unanimous recommendation of a special committee (the "Special Committee") of the Board formed for the purpose of evaluating and negotiating the transactions contemplated hereby on behalf of the holders of the Company Class A Common Stock (as defined below) (other than the Hammons Affiliates, as defined below) and making a recommendation to the Board with respect thereto, has approved and deemed it advisable and in the best interests of the Company's stockholders to consummate the Merger upon the terms and subject to the conditions set forth herein.

      Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into certain agreements with the Hammons Affiliates providing for the Hammons Transactions (as defined below).

                                    AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

      Section 1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this
Section 1:

      "Acquired Corporation" refers to each of the Company and each Subsidiary of the Company, and "Acquired Corporations" means the Company and the Subsidiaries of the Company, collectively.

      "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      "Acquisition Transaction" means any transaction or series of transactions involving any (i) reorganization, dissolution, liquidation or recapitalization of any of the Acquired Corporations, (ii) merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar acquisition of any of the Acquired Corporations, (iii) sale, lease, exchange, transfer, license, acquisition or disposition of any material amount of the assets of any of the Acquired Corporations, (iv) direct or indirect acquisition or purchase of any shares of capital stock, partnership interests or other equity interests of any Acquired Corporation beneficially owned by any Hammons Affiliate, (v) similar transaction or business combination involving any Acquired Corporation or any of their respective businesses, shares of capital stock, partnership interests, other equity interests or assets or (vi) other transaction, the consummation of which would prevent, impede or delay the consummation of the Contemplated Transactions or the Hammons Transactions.

      "Affiliate" means, as to any specified Person, (i) any trust, shareholder, equity owner, officer or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, employed by or is under common control with, the specified Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

      "Agreement" has the meaning set forth in the opening paragraph of this Agreement.

      "Balance Sheet" has the meaning set forth in Section 3.5.

      "Board" has the meaning set forth in the recitals to this Agreement.

      "CERCLA" means the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

      "Certificate" has the meaning set forth in Section 2.5(d).

      "Certificate of Merger" has the meaning set forth in Section 2.1(b).

      "Certifications" has the meaning set forth in Section 3.4.

      "Cleanup" has the meaning ascribed to it in clause (c) of the definition of the term Environmental Health and Safety Liability.

      "Closing" has the meaning set forth in Section 2.1(b).

      "Closing Date" has the meaning set forth in Section 2.1(b).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Commitment Letter" means a written commitment or commitments containing conditions to closing that are no less favorable to the Company than the conditions to Closing set forth in this Agreement, from a financing source or sources to provide, in the aggregate, at least $160 million to Parent for the purpose of consummating the transactions contemplated by this Agreement.

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

      "Company" has the meaning set forth in the opening paragraph of this Agreement.

      "Company Board Recommendation" has the meaning set forth in Section
6.2(b).

      "Company Capital Stock" means the Company Class A Common Stock and the Company Class B Common Stock.

      "Company Class A Common Stock" means the class A common stock, par value $0.01 per share, of the Company.

      "Company Class B Common Stock" means the class B common stock, par value $$0.01 per share, of the Company.

      "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

      "Company SEC Reports" has the meaning set forth in Section 3.4.

      "Company Stock Option" means each outstanding option to purchase shares of Company Class A Common Stock under any Company Plan.

      "Company Stockholders' Meeting" has the meaning set forth in Section
6.2(a).

      "Company Triggering Event" means (i) (x) the failure of the Board of the Company to recommend that the Company's stockholders vote to adopt this Agreement, or (y) the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent, or (z) the Board of the Company or the Company, in any written material filed with the SEC, mailed to Company stockholders or otherwise made publicly available, or in any stockholder or analyst call, press conference or similar public forum, shall have made any statements which can reasonably be interpreted to indicate that the Board of the Company does not believe that the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of the Company fails to reaffirm, without qualification, the Company Board Recommendation following the Company's receipt of an Acquisition Proposal, or fails to publicly state, without qualification, that the Merger is in the best interests of the Company's stockholders following a public statement by a Person questioning the advisability of the Merger for Company stockholders, within ten calendar days after Parent reasonably requests in writing that such action be taken; (iv) the Board of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 5.3(a) or 5.3(b); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by someone other than Parent or its Affiliates and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached Section 5.3 and such breach results in, or is a significant contributing factor to the occurrence of, a Company Triggering Event. Notwithstanding the foregoing, no event or action otherwise within the scope of clause (i), (ii) or (iii) shall be deemed to be a Company Triggering Event if, at the time of such event or action (x) any representation or warranty of Parent or Merger Sub in this Agreement (tested as if made on and as of such time) shall be inaccurate in any material respect, (y) Parent or Merger Sub shall be in breach in any material respect of any of their respective covenants, agreements or obligations under this Agreement or (z) this Agreement is subject to termination by the Company pursuant to Section 10.1(i).

      "Confidentiality Agreement" means the Confidentiality Agreement, dated as of November 19, 2004, between JD Holdings, LLC and the Company.

      "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      "Contemplated Transactions" has the meaning set forth in Section 3.2(a).

      "Continuing Employees" has the meaning set forth in Section 6.4.

      "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      "Covered Parties" has the meaning set forth in Section 6.5(a).

      "Debt" means, as to any Person, at a particular time, (i) indebtedness for borrowed money or for the deferred purchase price of property (which shall not include accounts payable incurred in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iii) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (iv) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt instruments and
(v) all obligations of such Person under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured.

      "Dissenting Shares" has the meaning set forth in Section 2.5(f).

      "DGCL" has the meaning set forth in the recitals to this Agreement.

      "EDGAR" has the meaning set forth in Section 3.4.

      "Effective Time" has the meaning set forth in Section 2.1(b).

      "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, easement, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

      "Environmental Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

            (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

            (b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

            (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

      "Environmental Law" means any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

            (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes;

            (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (e) protecting natural resources, species or ecological amenities;

            (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

            (g) cleaning up pollutants that have been released into the Environment, preventing the threat of any such release, or paying the costs of such clean up or prevention; or

            (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA" has the meaning set forth in Section 3.12(c).

      "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      "Escrow Agent" has the meaning set forth in Section 4.5.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Exchange Fund" has the meaning set forth in Section 2.8(a).

      "Expense Amount" has the meaning set forth in Section 3.27.

      "Expense Amount Escrow Account" has the meaning set forth in Section 3.27.

      "Expense Amount Escrow Agreement" has the meaning set forth in Section
3.27.

      "Extended Outside Date" has the meaning set forth in Section 10.1(b).

      "Facilities" means any real property, including, without limitation, the Properties, leaseholds or other interests currently or formerly owned in fee simple or pursuant to a ground leasehold interest or operated by any Acquired Corporation, together with any buildings, plants, structures or equipment located thereon, including, but not limited to, hotels, parking lots and structures, convention centers, meeting facilities, restaurant, bar and lounge facilities, and all furnishings, fixtures and equipment located therein or thereon.

      "Fee Amount" has the meaning set forth in Section 4.5.

      "Fee Amount Escrow Account" has the meaning set forth in Section 4.5.

      "Fee Amount Escrow Agreement" has the meaning set forth in Section 4.5.

      "Filed Company SEC Reports" has the meaning set forth in Section 3.4.

      "Franchise Agreements" has the meaning set forth in Section 3.8(h).

      "GAAP" means the generally accepted accounting principles in the United States of America.

      "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other Person and any court or other tribunal).

      "Ground Leased Properties" has the meaning set forth in Section 3.8(b).

      "Ground Leases" has the meaning set forth in Section 3.8(b).

      "Hammons Affiliate" means Mr. John Q. Hammons and any Affiliate thereof, including, without limitation, the Revocable Trust of John Q. Hammons dated December 28, 1989, as amended and restated.

      "Hammons Agreements" has the meaning set forth in Section 4.7(a).

      "Hammons Transactions" means the transactions contemplated by the agreements set forth on Schedule 1.

      "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing relating to Hazardous Materials that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities, or would reasonably be likely to adversely affect the value of the Facilities or the Acquired Corporations.

      "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant, under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnification Event" has the meaning set forth in Section 6.5(a).

      "Initial Expiration Date" has the meaning set forth in Section 10.1(b).

      "Intellectual Property Rights" has the meaning set forth in Section 3.9.

      "knowledge": An individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, after reasonable investigation.

      A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person (or in any substantially similar capacity) is actually aware of such fact or other matter, after reasonable investigation.

      "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The American Stock Exchange or any other stock exchange, if applicable).

      "Mailing Notice" has the meaning set forth in Section 5.6.

      "Management Agreements" has the meaning set forth in Section 3.8(i).

      "Material Adverse Effect": An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter has had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the Contemplated Transactions or Hammons Transactions or to perform any of its obligations under this Agreement or (iii) Parent's ability, after the Effective Time, to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. A "Material Adverse Effect" on the Acquired Corporations, taken together as a whole, will also be deemed to have occurred if there is a disruption of or adverse change in the financial credit or real estate markets, or other change in general economic conditions, or an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism and any action or reaction thereto that has a material adverse effect on Parent's ability to finance the transactions contemplated by this Agreement, but without regard to the cost of, or conditions that may be imposed on, such financing. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the Contemplated Transactions or Hammons Transactions or to perform any of its obligations under this Agreement. For purposes of clarification, no circumstance, event, violation, inaccuracy, occurrence, change, effect or other matter attributable to any of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Acquired Corporations: (a) the negotiation, execution, announcement, performance, pendency or consummation of any of the transactions contemplated by this Agreement or any of the other agreements contemplated by this Agreement or the Hammons Transactions, or (b) compliance with the terms of, or the taking of any action required by, this Agreement or any of the other agreements contemplated by this Agreement or the Hammons Transactions.

      "Material Contract" has the meaning set forth in Section 3.17(a).

      "Merger" has the meaning set forth in the recitals to this Agreement.

      "Merger Consideration" has the meaning set forth in Section 2.5(d).

      "Merger Sub" has the meaning set forth in the opening paragraph of this Agreement.

      "Minimum Required Vote" has the meaning set forth in Section 3.2(a).

      "Minority Approval" has the meaning set forth in Section 3.2(a).

      "Multiemployer Plan" has the meaning set forth in Section 3.12(h).

      "New Plans" has the meaning set forth in Section 6.4.

      "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and designed to provide safe and healthful working conditions.

      "Off-Balance Sheet Arrangement" means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to GAAP; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

      "Option Consideration" has the meaning set forth in Section 2.6(a).

      "Option Holder Notice" has the meaning set forth in Section 2.6.

      "Options" has the meaning set forth in Section 3.3.

      "Organizational Documents" has the meaning set forth in Section 3.1(b).

      "Owned Real Properties" has the meaning set forth in Section 3.8(b).

      "Parent" has the meaning set forth in the opening paragraph of this Agreement.

      "Parent Affiliates" has the meaning set forth in Section 4.7(b).

      "Parent Expenses" has the meaning set forth in Section 10.3(a)(ii).

      "Paying Agent" has the meaning set forth in Section 2.8(a).

      "Permitted Encumbrances" means (i) Encumbrances identified on Schedule 1.1, (ii) Encumbrances for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected or which are not yet delinquent or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established in accordance with GAAP and (iii) restrictions on transfer generally arising under federal and state securities laws.

      "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

      "Plans" has the meaning set forth in Section 3.12(a).

      "Pre-Closing Period" has the meaning set forth in Section 5.1.

      "Properties" has the meaning set forth in Section 3.8(b).

      "Proxy Statement" has the meaning set forth in Section 3.26.

      "Qualified Plans" has the meaning set forth in Section 3.12(d).

      "Replacement Commitment Letter" has the meaning set forth in Section 6.10.

      "Representatives" means officers, directors, agents, attorneys, accountants, advisors and representatives.

      "Required Company Stockholder Vote" has the meaning set forth in Section 3.2(a).

      "Schedule 13E-3" has the meaning set forth in Section 3.26.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Space Leases" has the meaning set forth in Section 3.8(c).

      "Special Committee" has the meaning set forth in the recitals to this Agreement.

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), (x) a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or (y) that Person shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary, and, when used with respect to the Company, shall include John Q. Hammons Hotels, L.P.

      "Superior Proposal" means an unsolicited, bona fide written offer made by a third party for an Acquisition Transaction involving the Company on terms that the Board of the Company determines, in its good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger and is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not reasonably likely to be obtained.

      "Surviving Corporation" has the meaning set forth in Section 2.1(a).

      "Tax" means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Taxing Authority and (iii) any liability pursuant to any statute or agreement for an amount described in (i) or
(ii) above owed by another party.

      "Tax Return" means any return (including any information return), report, statement, estimate, schedule, notice, notification, form, election, certificate or other document filed with, or required to be filed with, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Taxing Authority" means a Governmental Body responsible for the imposition, administration or collection of any Tax.

      "Title Policies" has the meaning set forth in Section 3.8(f).

      "Transaction Agreement" means the Amended and Restated Transaction Agreement, dated as of the date hereof, among JD Holdings, LLC, Parent, Mr. John
Q. Hammons, John Q. Hammons, as Trustee of the Revocable Trust of John Q. Hammons, dated December 28, 1989, as amended and restated, and Hammons, Inc.

      "Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

      "USRPHC" has the meaning set forth in Section 3.11(t).

      Section 2. The Merger.

            2.1 General.

                  (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

                  (b) The Merger shall become effective at the time of filing of a certificate of merger substantially in the form of Exhibit 2.1(b) attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and the Merger Sub shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the closing of the Merger (the "Closing"). The Closing shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York

10022, on the date on which the last of the conditions set forth in Sections 7, 8 and 9 have been satisfied or waived or such other date as the parties hereto may mutually agree upon (the "Closing Date").

                  (c) At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  (d) On the Closing Date, the Escrow Agent shall release the Fee Amount to Parent. On the Closing Date, the Escrow Agent shall release (i) to Parent, from the Expense Amount Escrow Account, an aggregate amount equal to the Parent Expenses, and (ii) the excess of the Expense Amount over such aggregate amount of the Parent Expenses to the Surviving Corporation.

            2.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit 2.2 and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

            2.3 By-Laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

            2.4 Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

            2.5 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                  (a) each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

                  (b) each share of Company Capital Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (c) each share of Company Capital Stock then held by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (d) subject to the provisions of Section 2.8, each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Class A Common Stock canceled and retired in accordance with Sections 2.5(b) and (c) and any Dissenting Shares) shall be converted into the right to receive $24.00 in cash per share, without interest (the "Merger Consideration"). As of the Effective Time, each share of Company Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of record of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration, in accordance with Section 2.8.

                  (e) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Class B Common Stock canceled and retired in accordance with Sections 2.5(b) and (c) and any Dissenting Shares) shall remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation with the rights set forth in the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section 2.2;

                  (f) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Capital Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and the holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of such Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall (i) give Parent prompt notice of any demands received by the Company for appraisals of shares of Company Capital Stock and (ii) consult with and keep Parent informed, on an on-going basis, regarding the status and negotiation of such demands. The Company shall not make any payment or settlement offer, or agree to or effect any settlement, prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld.

            2.6 Company Stock Options. Not later than the earlier of the time at which the Company gives notice of the transactions contemplated hereby to its stockholders and the date that is 30 days prior to the Effective Time, the Company shall notify each holder of a Company Stock Option, in writing, of the transactions contemplated hereby in accordance with each Company Plan (the "Option Holder Notice"). Such Option Holder Notice shall (a) apprise the holders of outstanding Company Stock Options of their ability to exercise the Company Stock Options in accordance with the applicable Company Plan prior to the Effective Time, (b) disclose that, if not exercised, such Company Stock Options will terminate at the Effective Time and (c) disclose that if any Company Stock Options are not exercised prior to the Effective Time and terminate as contemplated in clause (b), the holders of such Company Stock Options will be entitled to receive the Option Consideration (as defined below) in respect of such Company Stock Options. As of the Effective Time, each outstanding Company Stock Option shall be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, a special bonus per Company Stock Option (without interest and subject to the deduction and withholding of such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash equal to $24 minus the exercise price for such Company Stock Option (the "Option Consideration"). Payment of the Option Consideration to each of the holders of Company Stock Options entitled thereto shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after the Effective Time. Any amounts withheld and paid over to the appropriate taxing authority by the Surviving Corporation will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option in respect of whom such deduction and withholding was made. The Company shall take all actions required under each Company Plan under which such Company Stock Options were granted to cause such Company Plan and all Company Stock Options granted thereunder to terminate at the Effective Time.

            2.7 Adjustment of the Merger Consideration. In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Company Capital Stock, any change or conversion of Company Capital Stock into other securities or any other dividend or distribution with respect to the Company Capital Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration, and thereafter all references to the Merger Consideration shall be deemed to be to the Merger Consideration as so adjusted.

            2.8 Exchange Procedures; Stock Transfer Books.

                  (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the "Paying Agent"). Prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount necessary to pay all of the Merger Consideration. Such amount shall hereinafter be referred to as the "Exchange Fund."

                  (b) As soon as reasonably practicable (and in no event more than three business days) after the Effective Time, the Paying Agent shall send to each Person who was, at the Effective Time, a holder of record of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including (A) a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Paying Agent, and (B) a form of certification by the Person executing such letter of transmittal to the effect that either (1) such Person is not "foreign" for purposes of Sections 897 and 1445 of the Code or (2) such Person has not owned, directly or indirectly, more than 5% of the outstanding Company Capital Stock at any time during the five years preceding the Effective Time), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration, and (B) the Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claims that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

                  (c) If any Merger Consideration is to be paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the distribution of such cash payment to such Person, or (ii) shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Class A Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Class A Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent. All amounts in respect of taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign tax law, as applicable.

                  (d) As of the Effective Time, all shares of Company Class A Common Stock (other than shares of Company Class A Common Stock to be canceled and retired in accordance with Sections 2.5(b) and (c) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the Certificate representing such shares in accordance with this Section 2.8. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this

Section 2.8 shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Class A Common Stock previously represented by such Certificates.

                  (e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company's capital stock on the records of the Company.

                  (f) The Paying Agent shall invest any cash included in the Exchange Fund in liquid debt securities rated AA or higher by at least two nationally-recognized rating agencies; provided, that no such investment or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to this Section 2. Any interest and other income resulting from such investments shall promptly be paid to Parent.

                  (g) Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for any portion of the Merger Consideration.

                  (h) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Class A Common Stock or to any other Person with respect to any portion of the Merger Consideration (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

            2.9 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

      Section 3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

            3.1 Organization and Good Standing.

                  (a) Each Acquired Corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under all

Material Contracts to which it is a party. Each Acquired Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

                  (b) Schedule 3.1(b) lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders. The Company has delivered to Parent copies of the certificate or articles of incorporation, by-laws and other organizational documents (collectively, "Organizational Documents") of each of the Acquired Corporations, as currently in effect.

                  (c) The Company has delivered to Parent copies of the charters of each committee of the Company's Board and any code of conduct or similar policy adopted by the Company.

            3.2 Authority; No Conflict.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions that it is required to consummate hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Capital Stock (the "Minimum Required Vote") and, unless waived by the Special Committee pursuant to Section 7.1, holders of a majority of the Company Class A Common Stock not held by a Hammons Affiliate who vote with respect to the matter (the "Minority Approval" and, collectively with the Minimum Required Vote, the "Required Company Stockholder Vote")) and the filing of appropriate merger documents as required by the DGCL). The Board of the Company has approved this Agreement, declared it to be advisable and resolved to recommend to stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the Board or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv),
(v), (vi), (vii) and (viii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a Material Adverse Effect on the Acquired Corporations.

                  (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws, (B) the pre-merger notification requirements of the HSR Act and (C) filing of a certificate of merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise have a Material Adverse Effect on the Acquired Corporations.

            3.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Class A Common Stock, 1,000,000 shares of Company Class B Common Stock and 2,000,000 shares of Company Preferred Stock. As of the date hereof: (a) 5,245,212 shares of Company Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (b) 294,100 shares of Company Class B Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (c) no shares of Company Preferred Stock are issued and outstanding; (d) 1,754,588 shares of Company Class A Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Options granted to the Company's officers, directors and employees pursuant to the Plans; (e) no shares of Company Class A Common Stock are reserved for issuance upon the exercise of outstanding warrants; 796,788 shares of Company Class A Common Stock and no shares of Company Class B Common Stock are held in the treasury of the Company; and (f) 1,852,213 shares of Company Class A Common Stock are reserved for issuance under the Plans. The foregoing representation and warranty and each other representation and warranty of the Company related to the Company Class B Common Stock assume that no shares of Company Class B Common Stock have been, or will be, prior to the Effective Time, converted into shares of Company Class A Common Stock. There are no bonds, debentures, notes or other Debt or, other than the capital stock and options described in this Section 3.3, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Schedule 3.3 sets forth the ownership of the capital stock or other equity interests of each Acquired Corporation other than the Company that is not wholly owned, directly or indirectly, by the Company. Except as set forth in the preceding sentences of this Section 3.3 or in Schedule 3.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options outstanding as of the date hereof. No warrants related to securities of the Company are outstanding. Except as set forth in this Section 3.3 or in
Schedule 3.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, "Options") relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries. Since December 31, 2004, the Company has not issued any shares of its capital stock or Options in respect thereof, except (x) upon the conversion of the securities or the exercise of the options referred to above and (y) with respect to issuances of shares of capital stock pursuant to the Company's 1999 Non-Employee Director Stock and Stock Option Plan, as set forth on Schedule 3.3. The Company has delivered to Parent, with respect to each Option granted by any Acquired Corporation, as of the date of this Agreement, information regarding the identity of the grantee, the number of Options subject to the grant, the exercise/conversion price and expiration date and, if applicable, the stock option plan under which it was issued. All shares of Company Capital Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. The provisions of
Section 2.6(a) are effective and do not conflict with the Company Plans and, as of the Effective Time, all outstanding Company Stock Options will be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, the Option Consideration. Except as set forth in Schedule 3.3, none of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other stock of the Company or any capital stock of any of the Company's Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Corporations is free and clear of all Encumbrances other than Permitted Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth on Schedule 3.3, none of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Except as set forth on Schedule 3.3, none of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

            3.4 SEC Reports. The Acquired Companies have on a timely basis filed all forms, reports and documents required to be filed by them with the SEC since January 1, 2003. Schedule 3.4 lists, and the Company has, except to the extent available in full without redaction on the SEC's website through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement, delivered to Parent copies in the form filed with the SEC of, all of the following: (i) the Acquired Corporations' Annual Reports on Form 10-K for each fiscal year of the Acquired Corporations beginning since January 1, 2003, (ii) their Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Acquired Corporations referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) the Acquired Corporations' Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 3.4) filed by the Acquired Corporations with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i),
(ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the "Company SEC Reports" and, to the extent available in full without redaction on the SEC's website through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed Company SEC Reports"), (vi) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the "Certifications"), and (vii) all comment letters received by the Acquired Corporations from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Acquired Corporations. The Company SEC Reports (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Except as set forth on Schedule 3.4, no Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing rules of The American Stock Exchange and has not since January 1, 2003 received any notice from The American Stock Exchange asserting any non-compliance with such rules. To the Company's knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2003. As used in this Section 2.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC (regardless of whether public or confidential).

            3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements; all of such statements and notes have been prepared in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in the most recent Annual Report on Form 10-K included in the Filed Company SEC Reports (the consolidated balance sheet included in such Annual Report is the "Balance Sheet")); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. Schedule 3.5 contains a description of all non-audit services performed by the Company's auditors for the Acquired Corporations since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Schedule 3.5 lists, and the Company has delivered to Parent copies of, the documents creating or governing all of the Acquired Corporations' Off-Balance Sheet Arrangements. The corporate records and minute books of the Acquired Corporations have been maintained in accordance with all applicable Legal Requirements and are complete and accurate in all material respects. Financial books and records and accounts of the Acquired Corporations used in preparation of the Acquired Corporations' financial statements: (x) have been maintained in accordance with good business practices on a basis consistent with prior years,
(y) are stated in reasonable detail and reflect the transactions of the Acquired Corporations in all material respects and (z) reflect the basis for the Company's consolidated financial statements in all material respects.

            3.6 Property; Sufficiency of Assets. The Acquired Corporations have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for hotels sold as disclosed in subsequent Filed Company SEC Reports and property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances.

            3.7 Receivables. All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

            3.8 Equipment; Real Property; Leaseholds.

                  (a) To the knowledge of the Company, all material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

                  (b) Schedule 3.8(b) lists each parcel of real property currently owned by any Acquired Corporation and sets forth the Acquired Corporation owning such properties (collectively, the "Owned Real Properties").
Schedule 3.8(b) lists each parcel of real property currently ground leased by any Acquired Corporation (collectively, the "Ground Leased Properties" and, together with the Owned Real Properties, the "Properties"), and sets forth the Acquired Corporation holding such leasehold interest, with the name of the lessor and the date of the lease, any subleases and assignments, any guarantees given and each amendment to any of the foregoing (collectively, the "Ground Leases"). The Acquired Corporation set forth on Schedule 3.8(b) owns fee simple title to the Owned Real Properties and the Acquired Corporation set forth on
Schedule 3.8(b) owns leasehold title to the Ground Leased Properties, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. None of the Properties is subject to any decree or order of any Governmental Body to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. No Acquired Corporation has violated in any material respect any covenants, conditions or restrictions affecting any Properties.

                  (c) Schedule 3.8(c) lists each real property lease or sublease (other than the Ground Leases) to which any Acquired Corporation is a party or subject, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant, and sets forth the Acquired Corporation holding such interest, the name of the other party or parties thereto and the date and term of the lease, any sublease or assignment, any guaranty given or leasing commissions remaining payable by any Acquired Corporation in connection therewith and each amendment to any of the foregoing (collectively, the "Space Leases").

                  (d) Each of the Ground Leases and the Space Leases is valid, binding and in full force and effect as against the Acquired Corporations and, to the Company's knowledge, as against the other parties thereto. No Acquired Corporation has received notice under any of the Ground Leases or the Space Leases of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Corporation thereunder.

                   (e) Except as set forth on Schedule 3.8(e), the improvements on the Properties (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) are in good operating repair and condition, ordinary wear and tear excepted, and there are no material patent or latent defects or adverse physical conditions materially and adversely affecting any of the Properties or any such improvements.

                  (f) No Acquired Corporation has received any written notice and is not otherwise aware that valid policies of title insurance or title commitments for which premiums have been paid (collectively, the "Title Policies") insuring the Acquired Corporations' fee simple or leasehold title to the Properties owned or ground leased by any Acquired Corporation are not in full force and effect. No claim has been made by any Acquired Corporation against any Title Policies within the last ten years.

                  (g) There are no Properties under construction as of the date hereof.

                  (h) Schedule 3.8(h) lists each parcel of real property in respect of which an Acquired Corporation has the right, pursuant to a franchise, license, satellite agreement, franchise development agreement, area development agreement, development incentive agreement or other Contract (together with any amendment, guarantees and any ancillary documents and agreements related thereto, the "Franchise Agreements") to utilize a brand name or other rights of a hotel chain or system from any Person. Schedule 3.8(h) also identifies the applicable brand of such property and the Franchise Agreement related thereto. Each Franchise Agreement is valid, binding and in full force and effect as against the Acquired Corporations and, to the Company's knowledge, as against the other parties thereto. No Acquired Corporation has received or delivered written notice under any of the Franchise Agreements of any material default including, without limitation, any failure to meet any inspection under any Franchise Agreement and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Corporation or the other party thereto. Except as set forth on
Schedule 3.8(h), there are no required repairs for any Property, whether pursuant to a property improvement plan or any other renovation plan necessary or required to bring any Property into compliance with applicable standards.

                  (i) Schedule 3.8(i) lists each management agreement relating to any parcel of real property to which any Acquired Corporation is a party (the "Management Agreements"). Each Management Agreement is valid, binding and in full force and effect as against the Acquired Corporations and as against the other parties thereto. No Acquired Corporation has received or delivered written notice under any of the Management Agreements of any default and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Corporation or the other parties thereto.

                  (j) Schedule 3.8(j) lists each parcel of real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by any Acquired Corporation since January 1, 2003.

                  (k) Except as set forth on Schedule 3.8(k), the Acquired Corporations own all furniture, fixtures, equipment, operating supplies and other personal property necessary for the operation of each Property, free and clear of all Encumbrances except Permitted Encumbrances.

                  (l) None of the Properties, nor any portion thereof, is located within any designated historical district or area in which the permitted uses of land located therein are restricted by Legal Requirements other than those specified under local generally applicable ordinances.

                  (m) To the Company's knowledge, all utilities required for the operation of each of the Properties either enters the Properties through adjoining public streets or roads, or if they pass through adjoining land, they do so in accordance with valid public easements or irrevocable private easements, and all of said utilities are installed and operating and all installation and connection charges therefor have been paid in full.

                  (n) No commitments have been made by any Acquired Corporation to any Governmental Body, utility company, school board, church or other religious body or any homeowners' association or any other Person relating to any of the Properties which would impose an obligation upon Parent to make any contribution or dedication of a material amount of money or land or to construct, install or maintain, at a material cost to the Acquired Corporations, any improvements of a public or private nature on or off the real estate comprising any of the Properties.

            3.9 Intellectual Property.

                  (a) The Acquired Corporations own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information, trademarks, trade secrets, trade names, service marks, brand names, trade dress, slogans, logos, domain names, copyrights, writing and other copyrightable works and works in progress, databases, website content, registrations and application for registration of any of the foregoing; renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalents or counterparts of any of the foregoing in any jurisdiction throughout the world, computer programs, goodwill and other proprietary intellectual property rights (the "Intellectual Property Rights"), in each case, which are material to the conduct of the business of the Acquired Corporations as currently conducted. Schedule 3.9 sets forth a listing of each Intellectual Property Right held by the Acquired Corporations, in each case, which is material to the conduct of the business of the Acquired Corporations as currently conducted.

                  (b) To the Company's knowledge, the conduct by the Acquired Corporations of their respective businesses has not and does not infringe upon, misappropriate or conflict with any Intellectual Property Right of any Person, and there are no pending or, to the Company's knowledge, threatened claims alleging that any Acquired Corporation infringes, misappropriates or conflicts in any material respect to the Intellectual Property Rights of any Person.

            3.10 No Undisclosed Liabilities. Except as set forth on Schedule 3.10, the Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, choate or inchoate or otherwise), except for liabilities or obligations adequately reflected or reserved against in the Balance Sheet in accordance with GAAP, consistently applied, or disclosed in the notes thereto, current liabilities incurred since the date of the Balance Sheet in the ordinary course of business, consistent with past practices, and contingent or inchoate liabilities that would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

            3.11 Taxes.

                  (a) Timely Filing of Tax Returns. The Acquired Corporations have filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All material Tax Returns filed by (or that include on a consolidated basis) any of the Acquired Corporations were in all respects true, complete and correct in all material respects and filed on a timely basis. To the extent required in connection with the filing of any Tax Return or under any other Legal Requirement, including Treasury Regulation Section 1.6662-6(d)(3), the Acquired Corporations have materially satisfied any contemporaneous documentation requirements. No Taxing Authority in any jurisdiction in which any Acquired Corporation does not file Tax Returns has asserted in writing that such Acquired Corporation is, or may be, subject to any Tax (or required to file any Tax Return) in that jurisdiction.

                  (b) Payment of Taxes. The Acquired Corporations have, within the time and in the manner prescribed by any applicable Legal Requirement, paid all material Taxes that are due and payable.

                  (c) Withholding Taxes. Each of the Acquired Corporations has complied with all material applicable Legal Requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable Legal Requirement) and has, within the times and in the manner prescribed by any applicable Legal Requirement, paid over such withheld amounts to the proper Taxing Authorities.

                  (d) Audits. No Tax Return of any of the Acquired Corporations is under audit or examination by any Taxing Authority, no written or, to the Company's knowledge, unwritten notice of such an audit or examination has been received by any of the Acquired Corporations, the Acquired Corporations have no knowledge of any threatened audits, investigations or claims for or relating to Taxes, and, to the Company's knowledge, there are no material matters under discussion with any Taxing Authority with respect to Taxes of any of the Acquired Corporations (excluding any discussion in which the identity of the taxpayer has not been revealed to the Taxing Authority). No material issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Company has made available to Parent copies of all examiner's or auditor's reports, notices of any material proposed adjustments or similar commissions received by any of the Acquired Corporations from any Taxing Authority. The United States federal income Tax Returns of the Acquired Corporations have never been audited by the Internal Revenue Service.

                  (e) Tax Reserves. To the Company's knowledge, there exists no material proposed assessment of Taxes against any of the Acquired Corporations except as disclosed in Schedule 3.11(e). The financial statements contained in the Company's most recently Filed Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of the most recent balance sheet included in such financial statements.

                  (f) Tax Sharing Agreements. The Company has made available to Parent copies of any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or, to the Company's knowledge, any similar material written or unwritten agreement or arrangement with respect to Taxes to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound.

                  (g) Waiver of Statutes of Limitations. None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a material amount of Taxes or any material Tax Return.

                  (h) Powers of Attorney. No power of attorney currently in force has been granted by any of the Acquired Corporations concerning a material amount of Taxes or any material Tax Return.

                  (i) Tax Rulings. Except as disclosed on Schedule 3.11(i), (i) none of the Acquired Corporations has received or been the subject of a material Tax Ruling (as defined below) or a request for a material Tax Ruling, and (ii) none of the Acquired Corporations has entered into a material Closing Agreement (as defined below) with any Taxing Authority that would have a continuing effect after the Closing Date. "Tax Ruling" means a written ruling of a Taxing Authority relating to Taxes. "Closing Agreement" means a written and legally binding agreement with a Taxing Authority relating to Taxes (including any advance pricing agreement).

                  (j) Availability of Tax Returns. The Company has made available to Parent copies of all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods ending on or after January 1, 2003 and prior to the Closing Date.

                  (k) Availability of Books and Records. The Acquired Corporations have maintained all information, workpapers, schedules or any other documentation necessary for filing any required material Tax Return that has not been filed for any tax year that includes any period prior to or including the Closing Date.

                  (l) Opinions of Counsel. The Company has made available to Parent copies of all material memoranda and material written opinions of Tax counsel, whether inside or outside Tax counsel, and other Tax advisors, which have been received by any of the

Acquired Corporations with respect to material matters relating to Taxes within the last three taxable years.

                  (m) Section 481 Adjustments. None of the Acquired Corporations is required to include in income any material amount in any taxable period ending after the Closing Date pursuant to an adjustment required under Code
Section 481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

                  (n) Net Operating Loss Carryovers and Tax Credit Carryovers. As of January 1, 2004, the Acquired Corporations, in the aggregate, had net operating loss carryovers available to offset United States federal income of not less than $42,000,000. Except as a result of the Contemplated Transactions, none of the Acquired Corporations has experienced an ownership change within the meaning of Sections 382 and 383 of the Code after January 1, 1995. None of the Acquired Corporations is subject to the separate return limitation year provisions of Treasury Regulation Section 1.1502.

                  (o) Section 338 Election. No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties within the last three taxable years.

                  (p) Intercompany Transactions. None of the Acquired Corporations has engaged in any transactions with Affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date.

                  (q) Section 280(G). None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (r) Section 355. None of the Acquired Corporations has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) at any time during the two-year period ending immediately prior to the date of this Agreement or (ii) that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

                  (s) Other Interests. None of the Acquired Corporations owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation or (iii) passive foreign investment company.

                  (t) USRPHC. The Company is not a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations under the Code) that occurred in the five-year period preceding the Closing.

                  (u) Section 1504. None of the Acquired Corporations has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company is the common parent corporation for purposes of Section 1504 of the Code.

            3.12 Employee Benefits.

                  (a) Schedule 3.12 lists, and the Company has made available to Parent a copy of (or if there is no written document, a written summary of), all employee benefit plans, programs, policies, practices and other arrangements currently providing benefits to any current or former employee, officer or director of any of the Acquired Corporations or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any such Acquired Corporation or to which any such Acquired Corporation contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and material fringe benefit plans, programs or agreements, and the related option agreements of the Company.

                  (b) Except as required under this Agreement or set forth in
Schedule 3.12(b), since January 1, 2003, there has not been (i) any adoption or material amendment by any of the Acquired Corporations of any Plans (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof, or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations which would provide for a modification of benefits or consideration due thereunder which would exceed $1,000,000 in the aggregate under all Plans (excluding any employment agreements or amendments thereto listed in Schedule 3.12(b)), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Plan which would, in either case, increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended on January 1, 2003. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations.

                  (c) With respect to each Plan, the Company has delivered or otherwise made available to Parent a copy of: (i) each writing constituting a part of such Plan, including all plan documents, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any.

                  (d) Schedule 3.12(d) identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each

Qualified Plan that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

                  (e) All contributions required to be made to any Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports to the extent required by GAAP.

                  (f) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all Legal Requirements applicable to the Plans. There is not now, nor do any circumstances exist that, to the Company's knowledge, would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan which could result in material liability to the Company.

                  (g) The Company does not now maintain, and has at no time maintained, (i) a Plan that is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code, (ii) a "multiemployer pension plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan") or (iii) a funded welfare benefit plan as defined in Section 419 of the Code.

                  (h) All group health plans maintained by the Company or any ERISA Affiliate have been operated in material compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any similar law.

                  (i) Schedule 3.12(i) identifies any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirement and at no expense to any Acquired Corporation.

                  (j) To the Company's knowledge, no labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied and will comply with the Worker Adjustment and Retraining Notification Act and all Legal Requirements relating to the employment of all personnel, including, but not limited to, employment discrimination.

                  (k) There are no material pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Acquired Corporation.

                  (l) Schedule 3.12(l) contains an accurate and complete list as of the date of this Agreement of all material loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the ordinary course of business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Schedule 3.12(o) identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

            3.13 Compliance with Legal Requirements; Governmental Authorizations. The Acquired Corporations are, and since January 1, 2003 have been, in compliance in all material respects with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, including, without limitation, liquor licenses and restaurant permits or licenses, and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by any of the Acquired Corporations of, or a failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2003, none of the Acquired Corporations has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            3.14 Environmental Matters.

                  (a) Each Acquired Corporation is, and at all times has been, in material compliance with, and has not been and is not in material violation of or have any material liability under, any Environmental Law. No Acquired Corporation or any other Person for whose conduct they are or may be held to be responsible has received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear material costs for any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had had an interest and for which any Acquired Corporation may be held responsible, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed of, recycled, or received.

                  (b) There are no pending or, to the knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any material Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had had an interest and for which any Acquired Corporation may be held responsible.

                  (c) No Acquired Corporation has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any written or, to the Company's knowledge, other material citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activities or Hazardous Materials, or any alleged, actual or potential material violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear material costs for any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had an interest and for which any Acquired Corporation may be held responsible, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed of, recycled or received.

                  (d) No Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, has any material Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Corporation (or any predecessor) has or had an interest, or, to the knowledge of the Company, at any property geologically or hydrologically adjoining the Facilities.

                  (e) There are no Hazardous Materials present on or in the Environment at the Facilities or, which originated at the Facility when any Acquired Corporation owned or operated such Facility and were transported to an off-site location, or are, to the knowledge of the Company, now at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon in a condition, volume or concentration reasonably likely to result in a material Environmental Health and Safety Liability. No Acquired Corporation, any other Person for whose conduct they are or may be held responsible, or to the knowledge of the Company, any other Person, has permitted or conducted or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation has or had an interest except for instances which would not be reasonably likely to result in a material Environmental Health and Safety Liability.

                  (f) There has been no release or, to the knowledge of the Company, threat of release, by any Person of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, used, manufactured, refined, transferred, disposed of, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Corporation has or had an interest, or to the knowledge of the Company, any geologically or hydrologically adjoining property, except for releases that are not reasonably likely to result in a material Environmental Health and Safety Liability.

                  (g) The Company has delivered to Parent copies and results of any reports, studies, analyses, tests, correspondence or monitoring possessed or initiated by any Acquired Corporation pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

            3.15 Legal Proceedings.

                  (a) Except as set forth in Schedule 3.15(a), there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or
Section 21(d) or 21C of the Exchange Act.

                  (b) To the knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under Section 3.15(a) has been threatened, and (ii) no event has occurred or circumstance exists that would reasonably be likely to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (c) No Acquired Corporation is subject to any outstanding order, writ, injunction or decree which has had or is likely to have a Material Adverse Effect on the Acquired Corporations.

            3.16 Absence of Certain Changes and Events. Except as set forth in
Schedule 3.16, since the date of the Balance Sheet, (a) the Acquired Corporations have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on the Acquired Corporations, and (b) no event has occurred or circumstance exists that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations, and there has not been:

                  (a) any material loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

                  (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

                  (c) assuming no shares of Company Class B Common Stock have been converted into shares of Company Class A Common Stock, any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Class A Common Stock issued upon the valid exercise of outstanding Company Stock Options), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Company Stock Options) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

                  (d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option (other than pursuant to the Option Termination Agreements), or (iii) any restricted stock purchase agreement;

                  (e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

                  (f) any receipt by the Acquired Corporations of any Acquisition Proposal;

                  (g) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

                  (h) any capital expenditure by any Acquired Corporation which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Balance Sheet, exceeds $30,000,000 in the aggregate;

                  (i) except in the ordinary course of business and consistent with past practice, any action by the Acquired Corporations to (i) enter into or cause any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any Material Contract;

                  (j) any (i) acquisition, lease or license by any Acquired Corporation of any right or other asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any right or other asset to any other Person or (iii) waiver or relinquishment by any Acquired Corporation of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

                  (k) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any material account receivable or other Debt of an Acquired Corporation;

                  (l) any pledge of any assets of, or sufferance of any of the assets of, an Acquired Corporation to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

                  (m) any (i) loan by an Acquired Corporation to any Person,
(ii) guarantee by an Acquired Corporation of any Debt, (iii) payments made in respect of Debt of any Acquired Corporation other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Debt of the Acquired Companies or (iv) acceleration or prepayment of any portion of any Debt;

                  (n) any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Corporation;

                  (o) any change of the methods of accounting or accounting policies of any Acquired Corporation in any material respect, except as may be required by the SEC, applicable law or GAAP;

                  (p) any material Tax election by any Acquired Corporation;

                  (q) any commencement or settlement of any material Legal Proceeding by any Acquired Corporation; or

                  (r) any agreement or commitment to take any of the actions referred to in clauses (c) through (q) above.

            3.17 Contracts; No Defaults.

                  (a) Schedule 3.17(a) lists, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has delivered to Parent copies of, each of the following instruments and documents to which any Acquired Corporation is a party (including any amendment to any of the foregoing):

                        (i) described in paragraphs (b)(3), (b)(4), (b)(9) or
(b)(10) of Item 601 of Regulation S-K of the SEC;

                        (ii) with any director or officer or Affiliate of the Company;

                        (iii) evidencing, governing or relating to Debt or any guarantee by any Acquired Corporation of Debt of any other Person in excess of $500,000;

                        (iv) not entered into in the ordinary course of business that involves expenditures or receipts in excess of $200,000;

                        (v) that in any way purports to restrict the business activity of any Acquired Corporation or any of their Affiliates or to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

                        (vi) relating to the acquisition, transfer, development, sharing or license of any Intellectual Property Rights that are material to the conduct of the business of any of the Acquired Corporations (except for any Contract pursuant to which any Intellectual Property Right is licensed to the Acquired Corporations under any third-party software license generally available to the public);

                        (vii) providing for indemnification of any officer, director, employee or agent;

                        (viii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options;

                        (ix) providing for or relating to any guaranty, any warranty or any indemnity or similar obligation;

                        (x) relating to any currency hedging;

                        (xi) (A) imposing any confidentiality obligation on any of the Acquired Corporations or any other Person, or (B) containing "standstill" or similar provisions;

                        (xii) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body, except for those instruments or documents entered into by the Acquired Corporations in the ordinary course of their respective businesses, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations;

                        (xiii) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                        (xiv) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate;

                        (xv) relating to collective bargaining or other agreement or understanding with a labor union or labor organization;

                        (xvi) that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

                        (xvii) relating to the future sale or exchange of, or option to sell or exchange, any real property, or to the purchase or exchange of, or option to purchase or exchange, any real property, including, without limitation, current title policies, title reports, environmental reports, insurance policies, surveys and engineering and maintenance reports;

                        (xviii) relating to the future development or construction of, or additions or expansions to, any real property, including, without limitation, final plans and specifications, architects agreements, construction contracts and current operating manuals, other than Contracts for ordinary repair and maintenance;

                        (xix) relating to the operations of the Properties, including, without limitation, the Franchise Agreements, all material advertising and marketing agreements, credit card agreements and the Management Agreements;

                        (xx) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a "Material Contract."

                  (b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

                  (c) Except as set forth in Schedule 3.17(c): (i) none of the Acquired Corporations has violated or breached, in any material respect, or committed any material default under, any Material Contract; and, to the knowledge of the Company, no other Person has violated or breached, in any material respect, or committed any material default under, any Material Contract; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be likely to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract,
(D) give any Person the right to accelerate the maturity or performance of any Material Contract or (E) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) none of the Acquired Corporations has received any written notice of any actual or alleged violation or breach of, or default under, any Material Contract.

            3.18 Insurance. Schedule 3.18 sets forth a list of each material insurance policy maintained by the Acquired Corporations. All such policies are in full force and effect, all premiums due thereon have been paid, and the Acquired Corporations have complied in all material respects with the provisions of such policies and, except as set forth in Schedule 3.18, will remain in full force and effect after consummation of the Contemplated Transactions. The

Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

            3.19 Labor Matters. Except as set forth in Schedule 3.19: (a) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is any application for certification with respect to a union-organizing campaign outstanding; nor has any request for recognition by a labor union or labor organization been made to any of the Acquired Corporations; (b) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company's knowledge, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Corporations; (e) no grievance is pending or, to the Company's knowledge, threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. Except as set forth in
Schedule 3.19, there are no grants or subsidies from any Governmental Body to any Acquired Corporation related to employment, employee training and/or employment practices that are subject to any repayment obligation on the part of any Acquired Corporation.

            3.20 Interests of Officers and Directors. Except as set forth in
Schedule 3.20 or disclosed in the Filed Company SEC Reports and other than the normal rights of a stockholder and rights under the Plans and the Company Stock Options, none of the officers or directors of any of the Acquired Corporations has any interest in any property, real or personal, tangible or intangible, used in the business of the Acquired Corporations or in any supplier, distributor or customer of the Acquired Corporations (but excluding ownership of publicly-traded securities), or any relationship, contract, agreement, arrangement or understanding with the Acquired Corporations that would be required to be disclosed in a Company SEC Report.

            3.21 Rights Plan; State Antitakeover Laws; DGCL. The Company has not entered into, and its Board has not adopted or authorized the adoption of, a stockholder rights plan or similar arrangement. Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Contemplated Transactions and no provision of the certificate of incorporation, by-laws or other Organizational Documents of the Company or any of its Subsidiaries or the terms of any plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company or of Parent or any of their respective Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Parent or Merger Sub with respect to or as a result of any of the Contemplated Transactions.

            3.22 Certain Payments. Since January 1, 2003, none of the Company or any of its Subsidiaries, nor any director, officer, designated agent or employee of the Company or any of its Subsidiaries, or to the Company's knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, in each case which is in violation of any Legal Requirement or order or decree of any Governmental Body or (b) established or maintained any fund or asset that is required by the Exchange Act to be recorded in the books and records of the Company which has not been so recorded.

            3.23 Opinion of Financial Advisor. The Special Committee has received the opinion of Lehman Brothers (a copy of whose engagement letter has been provided to Parent) dated June 14, 2005, to the effect that, as of such date, the consideration to be received by the stockholders of the Company's Class A Common Stock (other than the Hammons Affiliates) pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of that opinion has been delivered to Parent.

            3.24 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. The Company has heretofore furnished to Parent a copy of all Material Contracts between the Company and Lehman Brothers Inc. pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

            3.25 Board Recommendation. The Board of the Company, at a meeting duly called and held, has by vote of all of the directors then in office (other than Mr. John Q. Hammons, who abstained) (a) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, and (b) resolved to recommend that the holders of shares of capital stock of the Company adopt this Agreement.

            3.26 Proxy Statement and Schedule 13E-3. The definitive proxy statement of the Company (the "Proxy Statement") and the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") to be filed with the SEC in connection with the Contemplated Transactions, including, without limitation, the Merger, and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange

Act. At the time of the filing of the Proxy Statement and the Schedule 13E-3, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on the adoption of this Agreement and approval of the Merger, and at the Effective Time, the Proxy Statement and the Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            3.27 Expense Amount Escrow Agreement. Within two business days of the date hereof, the Company will have deposited $8 million (the "Expense Amount") in escrow (the "Expense Amount Escrow Account") with the Escrow Agent, pursuant to an Escrow Agreement, dated as of the date hereof, among the Company, Parent and the Escrow Agent (the "Escrow Amount Escrow Agreement").

      Section 4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

            4.1 Organization and Good Standing. Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate or limited liability company, as the case may be, power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under material Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations or limited liability companies, as the case may be, and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

            4.2 Authority; No Conflict.

                  (a) Parent has all necessary limited liability company power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company and member action and no other limited liability company or member proceedings on the part of Parent or its members are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by manager or the members of Parent or any of its Subsidiaries; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is or may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries; (iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v),
(vi), (vii) and (viii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or otherwise prevent Parent from performing any of its obligations under this Agreement, and could not reasonably be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

            4.3 Information Supplied for Proxy Statement and Schedule 13E-3. None of the information included in the Proxy Statement and Schedule 13E-3 will, as of the date the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing representation and warranty is only made to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Proxy Statement or the Schedule 13E-3 in reliance upon and in conformity with written information furnished to the Company by or on behalf of Parent expressly for use therein.

            4.4 No Undisclosed Agreements or Arrangements with any Hammons Affiliate. Neither Parent nor Merger Sub, nor any of their respective Affiliates, has entered into, or will enter into at any time prior to the Effective Time, any agreement, arrangement or understanding with any Hammons Affiliate for the acquisition of, or relating to, any equity interest in the Company, or any equity interest in any Company Subsidiary or providing for any payment or benefit to any Hammons Affiliate, other than the Hammons Agreements or as expressly provided for in, or contemplated by, the Transaction Agreement as of the date hereof. Parent is not a party to any other undisclosed agreements with any Hammons Affiliates.

            4.5 Fee Amount Escrow Agreement. Within two business days of the date hereof, Parent will have deposited $3 million (the "Fee Amount") in escrow (the "Fee Amount Escrow Account") with Wells Fargo, National Association, as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement, dated as of the date hereof, among the Company, Parent and the Escrow Agent (the "Fee Amount Escrow Agreement").

            4.6 Financing. At the Effective Time, Parent will have sufficient funds, in cash, to pay the Merger Consideration, Option Consideration and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated by this Agreement.

            4.7 Hammons Agreements.

                  (a) Parent has delivered to the Special Committee true and correct copies of the Transaction Agreement, together with the Exhibits thereto (none of which has been executed as of the date hereof), each of which is set forth on Schedule 1, pertaining to the Hammons Transactions (the "Hammons Agreements") (including any amendment to any of the Hammons Agreements). As of the date hereof, there are not, and as of the Closing Date, there will not be, any agreements, commitments or understandings, whether written or oral, among the Parent Affiliates (as defined below), on the one hand, and any of the Hammons Affiliates, on the other hand, other than (i) the Hammons Agreements listed on Schedule 1, and (ii) any amendments, modifications or alterations to any of the Hammons Agreements that have been consented to by the Special Committee pursuant to Section 5.7.

                  (b) The Transaction Agreement is valid and in full force and effect, and is enforceable against Parent, Merger Sub and their respective Affiliates (collectively, the "Parent Affiliates") (to the extent a party thereto) in accordance with its terms.

                  (c) Except as set forth in Schedule 4.7(c): (i) none of the Parent Affiliates has violated or breached, in any material respect, or is in material default under, the Transaction Agreement; and, to the knowledge of Parent and Merger Sub, no other Person has violated or breached, in any material respect, or is in material default under, the Transaction Agreement; (ii) to the knowledge of Parent and Merger Sub, no event has occurred that (with or without notice or lapse of time) will or would reasonably be likely to permit any Hammons Affiliate to terminate the Transaction Agreement; and (iii) none of the Parent Affiliates has received any written notice of any actual or alleged violation or breach of, or default under, the Transaction Agreement.

      Section 5. Certain Pre-Closing Covenants

            5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding the Acquired Corporations, including the Company's officers responsible for the preparation of the financial statements, internal controls and disclosure controls and procedures of the Acquired Corporations; (ii) provide Parent and Parent's Representatives with reasonable access to the Properties for purposes of (A) environmental and engineering inspections of the Properties, (B) review of any leases, expenses, correspondence, management reports, engineering and environmental assessments, records and other current and historical information relating to the Properties and (C) interviewing managers, staff and employees of the Properties; and (iii) cause its officers to confer regularly with Parent concerning the status of the Company's business, in each case as Parent may reasonably request with reasonable notice. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice, report or other document sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract; (D) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Contemplated Transactions; and (E) any notice, report or other document received by any of the Acquired Corporations from any Governmental Body. Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Effective Time, Parent shall be permitted to perform environmental reviews (including subsurface testing) of the properties of the Acquired Corporations.

            5.2 Operation of the Business; Certain Notices; Tax Returns.

                  (a) During the Pre-Closing Period, except as permitted by this Agreement, as required for the consummation of the Hammons Transactions, as set forth in Schedule 5.2(a) or as consented to in writing by Parent: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations only (A) in the ordinary course of business and in accordance with past practices and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts (which for purposes of this Section shall include any Contract that would be a Material Contract if existing on the date of this Agreement); (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations that are material to their business as presently conducted; (iii) the Company keep in full force all insurance policies referred to in Section 3.18; and (iv) the Company shall promptly notify Parent of (A) any notice from any Person, or other communication or information of which the Company has knowledge, alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding commenced or threatened in writing against, relating to or involving or otherwise affecting any of the Acquired Corporations.

                  (b) During the Pre-Closing Period, except as set forth in
Schedule 5.2(b) or as consented to in writing by Parent, the Company shall not (without the prior written consent of Parent, which Parent may withhold in its sole discretion), and shall not permit any of the other Acquired Corporations to:

                        (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other equity or voting securities, split, combine or reclassify any of its capital stock or other equity or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of any Acquired Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options (other than pursuant to the Option Termination Agreements) or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), or take any action that would result in any amendment, modification or change of any term of any debt security of any Acquired Corporation;

                        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Capital Stock or the value of the Company or any part thereof;

                        (iii) amend or permit the adoption of any amendment to its certificate of incorporation or by-laws or other Organizational Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                        (iv) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business of any Person;

                        (v) form any Subsidiary;

                        (vi) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

                        (vii) sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its real properties, hotels or other properties or assets other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

                        (viii) make any payments in respect of their Debt other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Debt of the Acquired Corporations or repurchase, accelerate, prepay or incur any Debt or guarantee any Debt of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                        (ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

                        (x) other than in the ordinary course of business, enter into or become bound by any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

                        (xi) change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Acquired Corporations taken as a whole;

                        (xii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right, other than in the ordinary course of business;

                        (xiii) hire any new employee with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor for a period exceeding 30 days unless such engagement may be cancelled without penalty upon not more than 30 days' notice;

                        (xiv) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Corporation, except for increases in the ordinary course of business consistent with past practices in base compensation for any employee;

                        (xv) change any of its personnel policies in any material respect, or any of its methods of accounting or accounting policies in any respect except as may be required by GAAP or any Legal Requirement;

                        (xvi) except as required by any applicable Legal Requirement, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Corporation, or take action to terminate the employment of any employee of any Acquired Corporation that has an employment, severance or similar agreement or arrangement with any Acquired Corporation providing for the payment of any severance in excess of amounts generally provided to employees of such Acquired Corporation;

                        (xvii) make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment (other than real estate assessment settlements negotiated in the ordinary course of business), surrender any right to claim a material Tax refund, consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment;

                        (xviii) (a) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other Contemplated Transaction or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Balance Sheet (or the notes thereto) or incurred since the date of the Balance Sheet in the ordinary course of business,
(b) waive, release, grant or transfer any right of material value other than in the ordinary course of business or (c) commence any Legal Proceeding;

                        (xix) make any material expenditure in connection with any advertising or marketing, or adopt, renew, terminate, change or increase the liability or other material obligations of any Acquired Corporation under any operating standards, loyalty programs or amenity packages, other than in the ordinary course of business consistent with past practice;

                        (xx) make any expenditure at the real property known as Chateau on the Lake Resort and Convention Center, located at 415 North State Highway 265, Branson, Taney County, Missouri;

                        (xxi) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act;

                        (xxii) take any action or omit to take any action that would reasonably be likely to cause the representations or warranties set forth in Section 3 not to be true at the Closing, such that the condition set forth in
Section 8.1 would not be satisfied at the Closing;

                        (xxiii) agree or commit to take any of the actions described in this Section 5.2(b).

                  (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any material breach of any covenant or obligation of the Company; (iii) any Legal Proceeding pending against or with respect to the Acquired Corporations in respect of any Tax matter; (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or 8 impossible or unlikely or that has had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporations; and (v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations or the Contemplated Transactions. In addition, on each three-month anniversary of the date hereof until the earlier of the date on which this Agreement is terminated in accordance with its terms and the Effective Time, the Company shall notify Parent in writing of any event, condition, fact or circumstance that has occurred, arisen or existed after the date of this Agreement but prior to such date that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; provided, however, that to the extent any such event, condition, fact or circumstance had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, the Company shall notify Parent promptly in writing of any such event, condition, fact or circumstances. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of any party contained in this Agreement.

                  (d) The Company agrees that all Tax Returns with respect to the Company and each other Acquired Corporation that are not required to be filed on or before the date hereof, to the extent required to be filed on or before the Closing Date, (i) will be filed when due in accordance with all applicable Legal Requirements, and (ii) as of the time of filing, will be true, complete and correct in all material respects. The Company and each other Acquired Corporation will pay all Taxes shown as due on such Tax Returns and all other Taxes which the Company or any other Acquired Corporation is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith).

            5.3 No Solicitation.

                  (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to,
(i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote, this Agreement (including this Section 5.3(a)) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into or conducting discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 5.3 in any respect that results in, or is a significant contributing factor to the occurrence of, such Superior Proposal, (2) the Board of the Company concludes in good faith, after consultation with the Company's outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Board of the Company to the Company's stockholders under applicable Legal Requirements, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and customary "standstill" provisions (it being understood and agreed that use and disclosure limitations and "standstill" provisions that are at least as favorable to the Company as those contained in the Confidentiality Agreement shall satisfy the requirements of this clause), and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.3 by the Company.

                  (b) The Company shall promptly (and in no event later than 24 hours after receipt of any (i) Acquisition Proposal, (ii) inquiry or indication of interest that the Special Committee believes (or should, in the exercise of good faith, believe) is likely to lead to an Acquisition Proposal or (iii) request for nonpublic information), advise Parent orally and in writing of any such Acquisition Proposal, any such inquiry or indication of interest that the Special Committee believes (or should, in the exercise of good faith, believe), is likely to lead to an Acquisition Proposal, or any such request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

                  (c) The Company shall immediately cease any existing discussions with any Person that relate to any Acquisition Proposal.

                  (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 18 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

            5.4 Financing. The Company shall provide such assistance as Parent shall reasonably request in connection with Parent's efforts to arrange financing for the transactions contemplated hereby (including, without limitation, reasonable and necessary costs and expenses, not to exceed $1,000,000 in the aggregate, to obtain environmental surveys, Phase I

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

reports and similar analyses in accordance with the budget set forth on Schedule 5.4, to the extent such costs and expenses are incurred in connection with any efforts by Parent to refinance existing Debt of the Acquired Corporations after the Effective Time), including, without limitation, facilitating customary due diligence, arranging for senior officers of the Company to meet with prospective lenders, negotiating with and obtaining from the Company's landlords, lessors and franchisors such estoppel certificates, waivers and other consents as may be requested by Parent's lenders, and providing reliance letters for customary legal opinions of the Company's attorneys; provided, that the Company shall not be required to pay any commitment or similar fees. If the Company expends any funds prior to Closing at Parent's request in connection with the performance of its obligations under this Section 5.4, Parent will reimburse the Company for the documented amount of such funds if this Agreement is terminated prior to the Closing, subject to Section 11.16.

            5.5 Company Stock Options. No later than the earlier of the time at which the Company gives notice of the transactions contemplated hereby to its stockholders and the date that is 30 days prior to the Effective Time, the Company shall deliver the Option Holder Notice. The Company shall provide Parent with a copy of the Option Holder Notice prior to its delivery to the holders of Company Stock Options, and will consider in good faith comments provided by Parent regarding the Option Holder Notice, which shall be in form and substance reasonably acceptable to Parent. The Company shall take all actions required under each Plan under which Company Stock Options were granted to cause such Plan and all Company Stock Options granted thereunder to terminate at the Effective Time.

            5.6 Mailing Notice. Not later than 10 days prior to the date on which the Company intends to mail the Proxy Statement to its stockholders (if Parent has not previously delivered the Commitment Letter or Replacement Commitment Letter, as the case may be, to the Company), which Proxy Statement is contemplated to include the Company Board Recommendation or a statement to the effect that the Board of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders, the Company may provide written notice of such intention (the "Mailing Notice") to Parent, which Mailing Notice, if given, shall constitute a covenant of the Company to commence mailing such Proxy Statement to its stockholders on or about the date specified in the Mailing Notice, which date shall be not more than five business days following the date on which Parent delivers the Commitment Letter to the Company. Parent shall deliver to the Company the Commitment Letter or Replacement Commitment Letter, if applicable, not later than seven days following the date on which Parent receives the Mailing Notice. Notwithstanding the foregoing, if the Company reasonably believes the Proxy Statement is, in all material respects, in definitive form but for information to be provided by, or regarding, Parent, then the Company may notify Parent of such deficiency and its intent to commence mailing of the Proxy Statement once it receives the requisite information from Parent, in which case, such notice shall constitute a "Mailing Notice" for purposes of this Agreement.

            5.7 Agreements Among Parent, Merger Sub and Hammons Affiliates. Parent and Merger Sub will not enter into any agreements, arrangements or understandings with any of the Hammons Affiliates during the Pre-Closing Period, nor amend, modify or otherwise alter any of the Hammons Agreements, in each case without the prior approval of the Special Committee, which approval will not be withheld unless, in the reasonable opinion of the Special Committee, after consultation with the Special Committee's outside legal counsel, the Special Committee concludes that failing to withhold such approval would be inconsistent with the fiduciary obligations of the Special Committee under applicable Legal Requirements.

      Section 6. Additional Covenants of the Parties.

            6.1 Proxy Statement; Schedule 13E-3.

                  (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the Company Stockholders' Meeting. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall provide Parent with a copy of the preliminary Proxy Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith and consider in good faith comments provided by Parent regarding the Proxy Statement. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will furnish to Parent copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger or any other filings in connection herewith or therewith and will consult with Parent in connection therewith. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

                  (b) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Schedule 13E-3. Each of Parent and the Company will inform the other promptly after it receives notice of any request by the SEC for any amendment of the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information, and will furnish to the other copies of such request, comments or responses. If at any time prior to the Effective Time, any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 13E-3, so that the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            6.2 Company Stockholders' Meeting.

                  (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of capital stock of the Company to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting") and shall submit such proposal to such holders at the Company Stockholders' Meeting. The Company (in consultation with Parent) shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

                  (b) Subject to Section 6.2(c): (i) the Proxy Statement shall include a statement to the effect that the Board of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (such recommendation of the Company's Board that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

                  (c) Notwithstanding anything to the contrary contained in
Section 6.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:
(i) an Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days prior notice of any meeting of the Company's Board at which such Board will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) the Company's Board determines in good faith (based upon a written opinion of an independent financial adviser of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal; (iv) the Company's Board determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board to comply with its fiduciary obligations to the Company's stockholders under applicable law; and (v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section
5.3 which violation results in, or is a significant contributing factor to the occurrence of, an Acquisition Proposal being made to the Company.

            6.3 Regulatory Approvals; Consents.

                  (a) Subject to Sections 6.3(c) and (d), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Sections 6.3(c) and (d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions and (iii) shall use all reasonable efforts to oppose or lift any restraint, injunction or other legal bar to the Merger. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

                  (b) Without limiting the generality of Section 6.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust laws or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat and (3) promptly inform the other party of any communication concerning antitrust laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other antitrust law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable antitrust laws on the Contemplated Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust law or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

                  (d) The Company shall use its best efforts to obtain the Consents and waivers required to satisfy Parent's and Merger Sub's condition to Closing set forth in Section 8.4.

            6.4 Employee Benefits. If any employee of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary thereof following the Effective Time (the "Continuing Employees") begin participating in any employee benefit plan (within the meaning of Section 3(3) of ERISA maintained by Parent or any Subsidiary thereof (the "New Plans")), each such Continuing Employee shall be credited under any such New Plan with his or her periods of service with the Company before the Closing for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any plan or any accrual that would result in any duplication of benefits.

            6.5 Indemnification of Officers and Directors.

                  (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent not prohibited by applicable law, each person who was or is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Party (as defined below) or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature (each, an "Indemnification Event") by reason of the fact that such person is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Covered Parties"), from (x) any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by a Covered Party (including reasonable attorneys' fees), and (y) any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by such Covered Party in connection with or arising from any Indemnification Event arising out of or pertaining to the fact that the Covered Party is or was an officer or director of the Company or any of its Subsidiaries (including the taking of any action or the failure to take any action as a director or officer of any Acquired Corporation in connection with the Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time. Each Covered Party will be entitled, subject to applicable Legal Requirements, to advancement of expenses incurred in the defense of or other participation in any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Covered Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                  (b) The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Organizational Documents of the Company and its Subsidiaries.

                  (c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

                  (d) The Company has purchased a "tail" policy under the Company's existing directors' and officers' liability insurance policy. Until the sixth anniversary of the Effective Time, Parent shall cause the Company (i) to maintain such "tail" policy in full force and effect, (ii) not to amend or otherwise modify such "tail" coverage or take any action that would result in the cancellation, termination, amendment or modification of such "tail" policy and (ii) to continue to honor its obligations under such "tail" coverage.

            6.6 Disclosure. Except as otherwise may be required by Legal Requirements or by stock exchange rule, regulation or listing agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions or the Hammons Transactions. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) the other shall have approved such disclosure or (b) such party shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Legal Requirements.

            6.7 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing (to be effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations whose resignation shall have been requested by Parent not less than ten business days before the Closing Date.

            6.8 Waiver and Release. The Company shall have (a) been reimbursed by Mr. John Q. Hammons for, and (b) received from Mr. John Q. Hammons a waiver and release of the Company and its Affiliates relating to, all expenditures, including, without limitation, refinancing fees and expenses, made prior to the Effective Time on the real property known as Chateau on the Lake Resort and Convention Center, located at 415 North State Highway 265, Branson, Taney County, Missouri.

            6.9 Expense Reimbursement. Following the Effective Time, the aggregate amount of the Parent Expenses shall be paid through a distribution of the Expense Amount from the Expense Amount Escrow Account.

            6.10 Financing. Parent shall use commercially reasonable efforts to satisfy the requirements of the Commitment Letter that are within its control and to obtain the funding contemplated by the Commitment Letter on the terms contained therein. If the Commitment Letter is terminated prior to the Effective Time or the funding contemplated thereby shall not otherwise be available at the Effective Time, Parent shall use its best efforts consistent with prudent business judgment to find alternative financing and enter into a written commitment or commitments reflecting such alternative financing (the "Replacement Commitment Letter") in form and substance that is not less favorable in any material respect to Parent, Merger Sub and the Acquired Corporations (from and after the Effective Time) to that provided in the Commitment Letter and otherwise reasonably acceptable to the Company, which Replacement Commitment Letter shall be delivered to the Company and the Special Committee promptly following execution by the parties thereto. Parent shall promptly disclose to the Company and the Special Committee any amendment, termination or cancellation of the Commitment Letter or Replacement Commitment Letter or any information known to Parent that makes it reasonably likely that the financing set forth in the Commitment Letter or Replacement Commitment Letter will not be obtained.

      Section 7. Conditions Precedent to Obligations of Each Party. The obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of or prior to the Closing, of each of the following conditions:

            7.1 Stockholder Approval. This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Stockholder Vote; provided, that notwithstanding the foregoing, the Special Committee may waive the requirement for the Minority Approval, in which case the only condition precedent to the obligations of each of the parties to effect the Merger and consummate the Contemplated Transactions required by this Section 7.1 will be that this Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Minimum Required Vote.

            7.2 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, adopted or deemed applicable to the

Merger that makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

      Section 8. Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, as of or prior to the Closing of each of the following conditions:

            8.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except (a) to the extent that any such representation or warranty relates to any earlier date (in which case such representation or warranty shall be true and correct as of such date) and (b) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, without giving effect to any investigation by Parent of, updating or supplements by the Company to, or knowledge of Parent with respect to, the information contained in the Schedules attached hereto.

            8.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform as of or prior to the Closing shall have been complied with or performed in all material respects.

            8.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations, taken together as a whole, and no event shall have occurred or circumstance shall exist as of the Closing that, in combination with any other events or circumstances as of the Closing, is reasonably likely to have a Material Adverse Effect on the Acquired Corporations, taken together as a whole.

            8.4 Consents. The Consents set forth on Schedule 8.4 shall have been obtained, made or given and shall be in full force and effect.

            8.5 Agreements and Documents. There shall have been delivered to Parent a certificate, dated as of the Closing Date, executed on behalf of the Company by an executive officer of the Company, confirming that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.4 have been duly satisfied.

            8.6 No Litigation. There shall not be any pending Legal Proceeding instituted by a Governmental Body, or any Legal Proceeding threatened by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that, if adversely determined, would reasonably be likely to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability, after the Effective Time, to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or its Subsidiaries; (d) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Acquired Corporations; (e) seeking to compel Parent or the Company or any Subsidiary of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions; or (f) which, if adversely determined, would reasonably be likely to have a Material Adverse Effect on the Acquired Corporations or Parent.

            8.7 Hammons Transactions. The Hammons Transactions shall have closed contemporaneously with the Closing, except for components of the Hammons Transactions that are to be consummated following the Effective Time, as to which no substantial reason shall exist that would cause a reasonable person to conclude that such transactions will not be so consummated.

            8.8 Management Agreements. The Management Agreements set forth on
Schedule 8.8 shall have been terminated and shall have no further force or effect..

            8.9 Management Documents. All books, records, bills, invoices, lease files, credit reports and other documents relating to the ownership and operation of the business of the Acquired Corporations, including, without limitation, all "as built" plans, shall be in the possession of the Acquired Corporations on the Closing Date.

            8.10 Company Stock Options. The Company shall have performed in all respects its obligations under Section 5.5.

            8.11 Real Estate Documents.

                  (a) The Company shall have delivered to Parent evidence of satisfaction in full of, and Encumbrance releases with respect to, all Debt of the Acquired Corporations set forth in Schedule 8.11(a).

                  (b) The Company shall have delivered to Parent the documents set forth in Schedule 8.11(b). The consummation of the Contemplated Transactions shall not contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any document set forth in Schedule 8.11(b) except for any such contraventions, conflicts, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a Material Adverse Effect on the Acquired Corporations.

            8.12 Expense Amount. The Company shall have delivered the Expense Amount to the Escrow Agent to be held in the Expense Amount Escrow Account pursuant to the Expense Amount Escrow Agreement.

     Section 9. Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of or prior to the Closing, of each of the following conditions:

            9.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than to the extent the representations and warranties in Section 4.7 (x) relate to any breach, violation or default of any of the Hammons Agreements by any Hammons Affiliate or (y) are not true and correct as a result of any modification to the Hammons Agreements consented to by the Special Committee pursuant to Section 5.7) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except (a) to the extent that any such representation or warranty relates to any earlier date (in which case such representation or warranty shall be true and correct as of such date) and (b) where the failure of such representations and warranties to be true and correct would not reasonable be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect, without giving effect to any investigation of, updating or supplements to, or knowledge with respect to, the information contained in the Schedules attached hereto

            9.2 Performance of Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform as of or prior to the Closing shall have been complied with or performed in all material respects.

            9.3 Agreements and Documents. There shall have been delivered to the Company a certificate, dated as of the Closing Date, executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 9.1 and 9.2 have been duly satisfied.

            9.4 No Litigation. There shall not be any pending Legal Proceeding instituted by a Governmental Body, or any Legal Proceeding threatened by a Governmental Body, seeking a remedy against any officers or directors of an Acquired Corporation in connection with a Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions.

            9.5 Fee Amount. Parent shall have delivered the Fee Amount to the Escrow Agent to be held in the Fee Amount Escrow Account pursuant to the Fee Amount Escrow Agreement.

     Section 10. Termination.

            10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders, unless otherwise set forth below):

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company by notice to the other if the Merger shall not have been consummated by (i) December 31, 2005, or (ii) February 28, 2006 if, on December 31, 2005, there is a pending Legal Proceeding instituted by a Governmental Body, or any Legal Proceeding threatened by a Governmental Body, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, but each other condition set forth in Sections 7, 8 and 9 (other than such conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied (the later of the dates set forth in clauses (i) and (ii) is referred to herein as the "Initial Expiration Date"); provided, however, that if, as of the Initial Expiration Date, (w) each of the conditions set forth in Sections 7, 8 and 9 (other than such conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied other than the condition specified in Section 8.7 (the "Hammons

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Transactions Condition"), (x) the Hammons Transactions Condition has not been satisfied for a reason other than a failure of any party other than a Hammons Affiliate to perform under the Hammons Agreements, (y) the Commitment Letter or the Replacement Commitment Letter, if applicable, has not been terminated and
(z) the Parent Affiliates are attempting to cause the Hammons Transactions Condition to be satisfied in a timely manner by pursuing in good faith a Legal Proceeding seeking to enforce the Hammons Agreements, then neither Parent nor the Company may terminate this Agreement pursuant to this Section 10.1(b) until the earliest of (in each case, the "Extended Outside Date"): (1) the six month anniversary of the Initial Expiration Date, (2) 60 days following any termination of the Commitment Letter or the Replacement Commitment Letter, if applicable, if either the Commitment Letter or the Replacement Commitment Letter, if applicable, has been terminated and the Parent Affiliates have not provided a Replacement Commitment Letter within 60 days after such termination and (3) the date on which the Parent Affiliates cease to pursue in good faith a Legal Proceeding seeking to enforce the Hammons Agreements; notwithstanding anything to the contrary set forth herein, no party may terminate the Merger Agreement pursuant to this Section 10.1(b) if the failure to consummate the Merger results from a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party as of or prior to the proposed date of termination;

                  (c) by either Parent or the Company by notice to the other if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                  (d) by either Parent or the Company by notice to the other if
(i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii)
(A) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote unless the Special Committee has waived the requirement for the Minority Approval, or (B) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Minimum Required Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party as of or prior to the proposed date of termination;

                  (e) by Parent by notice to the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote) if a Company Triggering Event shall have occurred;

                  (f) by the Company by notice to Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote) if (i) the Company has complied with Section 5.3, except that any non-compliance with Section 5.3 shall not be considered for purposes of this Section 10.1(f) to the extent that it has not resulted in,

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

or been a significant contributing factor to the occurrence of, the Company's termination of this Agreement pursuant to this Section 10.1(f); (ii) the Board of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a written agreement for a transaction that constitutes a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; and (iii) Parent does not make, within 72 hours after receiving the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer from Parent that the Board of the Company, in its good faith judgment, after consultation with its financial and legal advisors, determines is at least as favorable to the holders of the Company Class A Common Stock as the Superior Proposal; provided, that during such 72-hour period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 10.1(f) shall be void and of no force or effect unless the Company, prior to the time of, and as a condition to the effectiveness of, such termination pays to Parent the amounts required pursuant to Section 10.3;

                  (g) by Parent by notice to the Company (i) if any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if any of the Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied, or (iii) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in
Section 8.2 would not be satisfied, and in each case, the inaccuracy or breach shall not have been cured within 30 days after notice by Parent to the Company pursuant to this Section 10.1(g);

                  (h) by the Company by notice to Parent (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied, or (ii) if any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would not be satisfied, or (iii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
9.2 would not be satisfied, and in each case, the inaccuracy or breach shall not have been cured within 30 days after notice by the Company to Parent pursuant to this Section 10.1(h);

                  (i) by the Company, if Parent has not delivered the Commitment Letter or the Replacement Commitment Letter, if applicable, to the Company by the later of (i) 60 days following the date of this Agreement, and (ii) seven days following Parent's receipt of the Mailing Notice; provided that the Company is not then in breach of any of its covenants, agreements or obligations under this Agreement in any material respect;

                  (j) by either Parent or the Company if Mr. John Q. Hammons has died and the Transaction Agreement has been terminated prior to the consummation of the Hammons Transactions other than by reason of a voluntary termination of the Transaction Agreement by the Parent Affiliates (if this Agreement is terminated at a time at which it may be terminated under

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

either Section 10.1(b) or this Section 10.1(j), it shall be deemed to have been terminated under this Section 10.1(j)); or

                  (k) by either Parent or the Company if the Transaction Agreement shall have been terminated by any of the Hammons Affiliates pursuant to Section 6.1(a)(iii) of the Transaction Agreement as in effect on the date hereof, other than upon the death of Mr. John Q. Hammons.

            10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 10.2, Section 10.3 and
Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or warranty or any material breach of any covenant or other provision contained in this Agreement.

            10.3 Expenses; Termination Fees.

                  (a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

                        (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

                        (ii) if this Agreement is terminated by (A) Parent or the Company pursuant to Section 10.1(d), Section 10.1(j) or Section 10.1(k), (B) Parent pursuant to Section 10.1(e) or Section 10.1(g), (C) the Company pursuant to Section 10.1(f), (D) the Company after the Extended Outside Date pursuant to
Section 10.1(b) (unless the Extended Outside Date means a date earlier than the six month anniversary of the Initial Expiration Date), or (E) Parent or the Company pursuant to Section 10.1(b) if, following the date of this Agreement and, in the case of this clause (E), at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then the Company shall pay to Parent, subject to the limitations set forth in Section 10.3(g), an amount equal to the lesser of
(x) $8,000,000 and (y) the aggregate amount of the fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of Parent in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Contemplated Transactions or its consideration of the Contemplated Transactions (the "Parent Expenses"). The Company shall deliver, within two business days following the date on which notice of termination is given, instructions to the Escrow Agent to pay any fee payable to Parent by the Company pursuant to this Section 10.3(a)(ii) through a distribution of the Expense Amount to Parent from

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

the Expense Amount Escrow Account. The excess of the Expense Escrow Amount over the aggregate amount of the Parent Expenses shall be distributed by the Escrow Agent to the Company from the Expense Amount Escrow Account promptly following the distribution to Parent of the Parent Expenses from the Expense Amount Escrow Account pursuant to the preceding sentence.

                  (b) In addition to any amounts payable to Parent pursuant to
Section 10.3(a), and subject to the limitations set forth in Section 10.3(g), the Company shall pay to Parent an amount equal to $4,000,000 if this Agreement is terminated as follows:

                        (i) by Parent or the Company pursuant to Section 10.1(d) if, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal (x) shall not have been disclosed, announced, commenced, submitted or made, or (y) shall have been disclosed, announced, commenced, submitted or made and the Company has rejected such Acquisition Proposal; or

                        (ii) by Parent or the Company pursuant to Section
10.1(j).

                  (c) In addition to any amounts payable to Parent pursuant to
Section 10.3(a), the Company shall pay to Parent an amount equal to $15,000,000, but in each case, minus any amount paid to Parent pursuant to Section 10.3(b), and subject to the limitations set forth in Section 10.3(g), if this Agreement is terminated as follows:

                        (i) by Parent pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f);

                        (ii) by Parent or the Company pursuant to Section 10.1(b) or pursuant to Section 10.1(d) if, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and
(x) the Company has rejected such Acquisition Proposal and, within 18 months of the date of termination of this Agreement, the Company consummates or enters into an agreement to consummate or otherwise approves, accepts or publicly announces an Acquisition Transaction with the party that made such rejected Acquisition Proposal (or any of its Affiliates), or (y) the Company shall not have rejected such Acquisition Proposal;

                        (iii) by (x) the Company after the Extended Outside Date pursuant to Section 10.1(b) (unless the Extended Outside Date means a date earlier than the six month anniversary of the Initial Expiration Date), or (y) Parent or the Company pursuant to Section 10.1(j) or Section 10.1(k) if, in any such case, within 18 months of the date of termination of this Agreement, the Company consummates or enters into an agreement to consummate or otherwise approves, accepts or publicly announces an Acquisition Transaction.

                  (d) If this Agreement is terminated by the Company pursuant to
Section 10.1(h) or Section 10.1(i), then the Fee Amount shall be distributed to the Company from the Fee Amount Escrow Account. If this Agreement is terminated for any reason other than by the Company pursuant to Section 10.1(h) or Section 10.1(i), then the Fee Amount shall be distributed to Parent from the Fee Amount Escrow Account. The Fee Amount shall secure all

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

of Parent's payment obligations pursuant to this Section 10.3. The maximum aggregate liability of Parent under this Section 10.3, or under any other circumstances if the Merger does not occur, shall be equal to the Fee Amount.

                  (e) Any fee payable pursuant to this Section 10.3 pursuant to a termination of this Agreement by the Company shall be paid prior to the time of, and as a condition to the effectiveness of, such termination (including, without limitation, any amount to be distributed to Parent from the Expense Amount Escrow Account pursuant to Section 10.3(a)(ii)); provided, that any fee payable pursuant to Section 10.3(c)(ii) or Section 10.3(c)(iii) shall be made prior to and as a condition to the consummation of the applicable Acquisition Transaction. Parent shall deliver, within two business days following the date on which notice of termination is given, instructions to the Escrow Agent to pay any fee payable to the Company by Parent pursuant to this Section 10.3 through a distribution of the Fee Amount to the Company from the Fee Amount Escrow Account.

                  (f) The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any fee set forth in this
Section 10.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of interest as most recently reported in The Wall Street Journal as of the date such payment was required to be made.

                  (g) The maximum aggregate amount payable by the Company to Parent pursuant to this Section 10.3, or under any other circumstances if the Merger does not occur, shall not exceed $20,000,000. Notwithstanding anything to the contrary set forth herein, Parent agrees that, at any time prior to the delivery of the Commitment Letter or the Replacement Commitment Letter to the Company, any payment obligations of the Company to Parent pursuant to this
Section 10.3, or under any other circumstances if the Merger does not occur, shall not exceed in the aggregate $3,000,000.

     Section 11. Miscellaneous Provisions.

            11.1 Amendment. This Agreement may be amended only by an instrument in writing signed by the Company, Merger Sub and Parent at any time (whether before or after adoption of this Agreement by the stockholders of the Company); provided, however, that (i) each amendment shall have been duly authorized by the respective Boards of Directors of the Company and Merger Sub and (ii) after adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders.

            11.2 Waiver.

                  (a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this

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Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  (b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

            11.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

            11.4 Entire Agreement.

                  (a) This Agreement (including the documents relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect thereto.

                  (b) If there is any conflict between the provisions of this Agreement and the Confidentiality Agreement, the provisions of this Agreement shall supersede the provisions of the Confidentiality Agreement.

            11.5 Execution of Agreement; Counterparts; Electronic Signatures.

                  (a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

                  (b) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery or recordation

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

of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

            11.6 Governing Law. This Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

            11.7 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the Courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

            11.8 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

            11.9 Schedules.

                  (a) The information disclosed in any numbered or lettered Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and shall not be deemed to relate to or to qualify any other representation or warranty unless the relevance of such disclosure is reasonably apparent or manifest from the face of the applicable Schedule.

                  (b) If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception set forth as such in the Schedules), the statements in this Agreement will control.

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

            11.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

            11.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Covered Parties shall be third party beneficiaries of, and entitled to enforce, Section 6.5.

            11.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause
(a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties), provided, that any communication delivered or sent on a day that is not a business day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following business day; provided further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:

         Company (before the Closing):

            John Q. Hammons Hotels, Inc.
            300 John Q. Hammons Parkway, Suite 900
            Springfield, Missouri  65806

            Attention:  Debra M. Shantz
            Fax No.: (417) 865-3503
            Confirmation No.: (417) 873-3586

         with a copy to:

            Husch & Eppenberger, LLC
            190 Carondelet Plaza, Suite 600
            St. Louis, Missouri 63105

            Attention:  Mary Anne O'Connell
            Fax No.: (314) 480-1505
            Confirmation No.: (314) 480-1715

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

          and a copy to:

            Katten Muchin Rosenman LLP
            525 West Monroe
            Chicago, Illinois 60661

            Attention: Jeffrey R. Patt, Esq.
            Fax No.: (312) 577-8864
            Confirmation No.: (312) 902-5604

          Parent and Merger Sub:

            JQH Acquisition LLC
            Carnegie Hall Tower
            152 West 57th Street, 56th Floor
            New York, New York 10019

            Attention: Jonathan D. Eilian
            Fax No.: (212) 884-8753
            Confirmation No.: (212) 884-8827

          with a copy to:

            Kaye Scholer LLC
            Three First National Plaza
            41st Floor
            70 West Madison Street
            Chicago, Illinois 60602-4231

            Attention:  Gary R. Silverman, Esq.
            Fax No.: (212) 583-2530
            Confirmation No.: (312) 583-2330

            11.13 Cooperation. Subject to the terms and conditions of this Agreement, the Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

            11.14 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

            11.15 Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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            11.16 Remedies; Specific Performance.

                  (a) Without limiting the right to receive any payment it may be entitled to receive under Section 10.3, the Company agrees that, to the extent it incurs losses or damages in connection with this Agreement, the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to the Fee Amount and the Company shall proceed solely against the Fee Amount Escrow Account in respect of such losses or damages, and in no event shall the Company seek to recover any money damages from Parent, Merger Sub or their respective Representatives and Affiliates in connection therewith. Any amount payable by Parent pursuant to Section 10.3 shall be made by the Escrow Agent from the Fee Amount Escrow Account, and the Company shall be entitled to recover solely from the Fee Amount Escrow Account in respect of any such amount.

                  (b) The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 10.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof and other temporary, preliminary or permanent equitable relief (and no bond or other security shall be required in connection therewith), in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement or to obtain any other equitable relief, and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 11.16(a) and 10.3(a)(iv).

            11.17 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            11.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                                    * * * * *

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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                             JQH ACQUISITION LLC

                                             By: _______________________________
                                                 Name:
                                                 Title:

                                             JQH MERGER CORPORATION

                                             By: _______________________________
                                                 Name:
                                                 Title:

                                             JOHN Q. HAMMONS HOTELS, INC.

                                             By: _______________________________
                                                 Name:
                                                 Title: